Exhibit (n)(1)

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement No. 333-144503 on Form N-6 of our report dated April 4, 2024, relating to the statutory-basis financial statements of Empower Life & Annuity Insurance Company of New York. We also consent to the reference to us under the heading "Independent Auditor" in such Registration Statement.
/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
April 22, 2024